Exhibit 99.1

STEC, Inc.

Moderator: Mitch Gellman

August 13, 2007

3:30 pm CT

Operator:

Good afternoon. My name is (Heather) and I will be your conference operator today. At this time, I would like to welcome everyone to the STEC Quarter 2 2007 Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you. Mr. Gellman, you may begin your conference.

Mitch Gellman:

Yeah thank you (Heather). Good afternoon everyone. Welcome. Thanks again for joining us today for our Q2 2007 Earnings Conference Call. I’d just like to give you a little bit of an update as far as our activities schedule and road schedule coming up.

Today we have the CIBC bringing in on their West Coast semiconductor bus tour will be stopping later this afternoon at STEC. For those of you in New

York, we’re planning to go to AG Edwards Emerging Growth Conference. It’s at the (Palace) Hotel in New York. That’s going to be September 18 and Manouch will be presenting at the conference.

And then also just something to kind of put on your calendar going forward, we’re going to host our second Analyst Half Day in New York City and the event will either be November 28 or November 29, mostly like in the Times Square area.

So as always, if you’re interested in meeting with us at these events or when we’re in your part of the country, please give me a call or email me and then we can plan ahead to meet with you.

With me today for today’s discussion and Q&A session are Chairman and CEO, Manouch Moshayedi, and our Chief Financial Officer and Director, Dan Moses.

Various comments about the company’s future expectations, plans and prospects made during today’s earnings conference call including the question and answer session constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Act of 1934 as amended and are based on Management’s current expectations.

These forward looking statements entail various significant risks and uncertainties that could cause our actual results to differ materially from those expressed in such forward looking statements.

The risks and uncertainties are detailed under Risk Factors in filings with the Securities and Exchange Commission made from time to time by us including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K including the form 8-K filed earlier today for this new release.

The filings are available under the category SEC Filings in the Investor Relations section at our web site which is www.stec-inc.com.

Forward looking statements in this teleconference are generally identified by words such as beliefs, anticipates, expects, intend, may, will and other similar expressions. However, these words are not the only way we identify forward looking statements.

In addition, any statements that refer to expectations, projections or characterizations of future events or circumstances are forward looking statements. Listeners are cautioned not to place undue reliance on these forward looking statements which represents our views only as of today.

While we may elect to update forward looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change and therefore you should not rely on these forward looking statements as representing our views as of any date subsequent to today.

Thank you very much again for joining us and now I’d like to turn the call over to Dan Moses, our CFO. Dan.

Dan Moses:	Thank you Mitch. Welcome everyone. In the first half of 2007, we faced substantial challenges in terms of significant component price declines and customer inventory issues.

However, we are pleased that the second quarter 2007 results were better than originally expected and we’re very optimistic about the prospects of our SSD product lines in the coming quarters.

Market receptivity for the Zeus IOPS with Fibre Channel has been exceptional. In addition, in response to increased demand for other important enterprise storage interfaces, we recently introduced extensions of the Zeus product family to include SAS and SATA interfaces.

We believe Zeus will dramatically change the storage hierarchy by offering dramatic improvements in performance at improved cost and we expect the Zeus product line to substantially impact our revenues and our earnings in 2008.

We continue to make positive progress towards completing our Malaysia facility which will bring lower production costs and reduce our future effective income tax rate.

As reported in our earnings release issued earlier today, we began reporting both GAAP and non-GAAP financial results. GAAP results include three expense groups that are short term in nature, are difficult to project and do not contribute to our core operations.

The non-GAAP expense groups consist of startup costs related to the opening of our Malaysia facility, global tax structuring costs and first year Sarbanes-Oxley Act Section 404 costs.

For the second quarter of 2007 on a continuing operations basis, revenues by product line were as follows: Flash memory was $24.5 million or 56% of total revenue, DRAM memory was $18.5 million or 42% of total revenue and service revenue was $800,000 or 2% of total revenue. International sales comprised 20.2% of our total revenue in the second quarter of 2007.

Due to substantial memory component price declines in the first half of 2007, our average sale price decreased to $28 per unit in the second quarter of 2007 compared to $39 per unit in the first quarter of 2007.

Average shipment density for our memory products increased from 859 megabytes in the first quarter of 2007 to approximately 1 gigabyte in the second quarter of 2007. We shipped 1.3 million total units in the second quarter of 2007, up significantly or up slightly compared to 1.2 million in the first quarter of 2007.

The following operating non-GAAP expense comparisons are from continuing operations for both the first and second quarters of 2007. Non-GAAP sales and marketing spending decreased from $4.4 million in the first quarter of 2007 to $4.3 million in the second quarter of 2007.

Non-GAAP General and Administrative spending increased from $3.3 million in the first quarter to $3.4 million in the second quarter of 2007.

Research and Development spending decreased from $3.5 million in the first quarter of 2007 to $3.2 million in the second quarter of 2007 due primarily to the timing of certain product design costs.

Capital expenditures were $9.6 million during the second quarter of 2007 and depreciation expense was approximately $1.0 million during the quarter. The capital expenditures related primarily to new production equipment purchased for the Malaysia facility.

We are projecting third quarter of 2007 results to range from revenue of $43 to $45 million with diluted non-GAAP earnings per share of 4 cents to 6 cents.

Thanks everyone again for joining us today. This concludes our prepared remarks and now Manouch, Mitch and I would like to open it up for questions. Thank you.

Hello Operator.

Operator:	At this time, if you would like to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.
Your first question comes from (Gordon Johnson).

(Gordon Johnson):	Hey guys. Congratulations on the results and the guidance.

Manouch Moshayedi:	Thank you (Gordon).

(Gordon Johnson):

Just a couple of questions from my end. Number 1, when we look at your projections for revenues associated with the Zeus IOPS this year, is there any potential upside to that $5 to $10 million if things track better than expected?

Manouch Moshayedi:

(Gordon) we had taken basically a best guess estimate at the beginning of the year to come up with the 5 to 10 million bucks and I think on the $10 million level, we were overreaching. However, now that we have past half of the year we feel that the $10 million is within reach and we can get to that point.

But I think much more than that would be a lot of wishful thinking at this point. However, having said that, I think revenue for Zeus IOPS should be north of $50 million next year. So we do predict and project very high growth for that market.

(Gordon Johnson):

Okay. Thanks. And then just when we look at what happened at Samsung, I’m sure you guys have gotten some questions around this, I guess their electricity issues, is there any potential that that may impact your supply moving forward or do you guys see this as more of a not so significant issue?

Manouch Moshayedi:

Well the impact has already been felt in the market. It was an immediate impact in raising of price of Flash and we expect the price of Flash to stay up where it is right now maybe through the middle of September timeframe and then maybe in October, we’ll start getting some ease off pricing into the March quarter.

It would follow the same consumer oriented type of pricing and availability as it has every single year up to this point. We felt some price differences since the power outage and we have communicated that to our customers and I would say that all of our customers are understanding of the situation and we’re able to pass the increased cost through.

(Gordon Johnson):

Okay. And then just a broad based question and then I’ll let you guys go back into the Q&A. When we look at the potential for Micron and Seagate potentially come together as an entity or potentially a partnership. Do you guys see that as a major threat and if so, can you or if not, can you kind of just give us some of the details around why not?

Manouch Moshayedi:	Well I don’t think that it is not within reach of such companies as Seagate and Micron to try and get into this type of product line. However, I would say that there’s a long road ahead of anyone who starts producing this product. It’s not an easy product to come up with.

As you know, we’ve been in the SSD market now for more than 12 years and there’s a huge amount of understanding and experience that goes with that 12 years.

And it’s just because you have Flash doesn’t mean that you understand SSD and just because you are a hard drive manufacturer doesn’t mean that you understand all of the parameters that you have watch out for when you build with Flash.

So we definitely see competitors coming into this market. I think the first market that we will see some competitors however will be in the market that we basically have no interest in which would be the consumer side of the business.

And the enterprise market as you layer the server products and then storage products I think the server level product will be penetrated by others first before we get to the storage type of product line.

(Gordon Johnson):

Thanks and just one more if I could. In looking at the operating expenses and the ramp of your facility in Malaysia, can you give us an update on how we should think about OPEX and the ramp of that facility?

(Gordon Johnson):

Dan Moses: Sure. I think we had total all-in costs in Malaysia which includes a little bit of production but not much of about $300,000 in Q1. It was up to about $900,000 in Q2. We’ll start to layer in some significant depreciation on that which is probably a few hundred thousand, maybe $400,000 or $500,000 a quarter as we start to put all the machines into service as we go forward.

So I’d expect that to start to weave in and that’s not operating, that typically will go up above the line in the margin line item. So as far as, you know, sales, G&A, R&D, we’d expect some creep over the next couple quarters but not too significant until we get into the, you know, first half of next year and we’ll start to see it accelerate a bit as we start to prepare for significant production volumes at mid year.

(Gordon Johnson):	All right. Thanks a lot and congratulations guys.

Manouch Moshayedi:	Thanks a lot (Gordon).

Dan Moses:	Thanks (Gordon).

Operator:	Your next question comes from Gary Mobley.

Gary Mobley:	Hi guys.

Manouch Moshayedi:	Hello Gary.

Dan Moses:	Hey Gary.

Gary Mobley:

With the stabilization that we’ve seen in DRAM memory prices over the past, you know, three months or so, could you give us your best estimate into how the second half of ‘07 may shape up with respect to the selling prices of these memory modules and perhaps with the margin profile it may look like these things, you know, given the differences in your cost curve and, you know, the pricing power that you may or may not have with customers, so on and so forth?

Manouch Moshayedi:

Yeah on the DRAM side of things, I would say that we’re going to see steady prices throughout the rest of the year. So we don’t see any significant increases in pricing. There’s plenty of DRAM available at this point and I don’t think that things will change much.

And if they don’t change frankly between now and the end of September, at latest middle of October, then they will definitely not change and they might even decrease from that point forward.

We are trying to increase our Flash and storage product revenue last quarter we were at 56% and we’re definitely on the road to have a majority share again this quarter.

So the focus of the company as far as we’re concerned is basically in controler development for Flash and implementation of SSD into enterprise type customers. So …

Gary Mobley:	Sure.

Manouch Moshayedi:

That’s where we’re going with it and as you know, DRAM is getting to be a smaller and smaller part of our business as we go forward, DRAM prices have fallen and I don’t see that changing right now until people actually switch over from DRAM fab lines to Flash fab lines.

Gary Mobley:

Yeah. Just to harp on the topic a little bit more, DRAM is still a decent chunk of revenue so maybe you can give us some sense of what do you expect gross margins in the second of the year to be higher for those products versus the first half or not.

Manouch Moshayedi:	I think they’ll be quite steady at least for the second half.

Gary Mobley:

Okay. And with the increases in NAND Flash and prices that we’ve seen, you know, over the past six months especially in MLC, you know, has there been any cases where you’ve had an SSD customer or potential customer that has postponed the decision to go from HDDs to solid state drives, you know, given the fact that Flash prices have been so—rising so quickly.

Manouch Moshayedi:

As far as we are concerned, we only build with 100% SLC even though our new controller that’s coming out at the end of this quarter, will have the capability of doing MLC. At this point, it’s 100% SLC so we’re not too concerned about MLC pricing.

However, SLC prices have gone up almost 100% since the beginning of this year. What has happened, the SSDs that we sell into the enterprise storage markets or VOD markets, they replace so many rotating hard drives that not only it saves by 50% even at the current pricing the cost of the initial hardware, but also it saves more than 90% of the power saving and cooling and everything else that’s involved in maintaining such a system.

So right now even at current price of Flash which is extremely high from our point of view, we still see customers, very large customers starting to qualify their Zeus IOPS product line simply because it is such a great story in terms of energy saving, money saving, upfront and on a go forward basis.

Gary Mobley:	Thank you guys.

Manouch Moshayedi:	Okay.

Operator:	Your next question comes from (Doug Reid).

(Doug Reid):

Thanks and congratulations on the results and guidance. A couple questions. First, wondering if you could give a little more granularity on gross margins for the sub-segments DRAM Stack, DRAM and then Flash.

Dan Moses:

Sure and we’ve actually made the decision just to combine DRAM as we go forward. The DRAM are about mid teens. Flash was about 46% and the service revenue which is pretty small was about mid 60% range.

(Doug Reid):

Okay thanks. And then on share count, wondering, you know, what the utilization of the buyback program was if any during the quarter and then what share count assumption you had behind the ESP guidance.

Dan Moses:	Sure. As far as the buyback, we never hit the thresholds to buy any stock back so we have not at this time bought any stock back. The program’s still in place for an 18 month period.

And then as far as—it’s difficult to project on, you know, dilution and creep on the options that are outstanding because it’s, you know, 100% contingent on where the stock price goes.

You know, so I think we typically conservatively assume a little bit of creep of, you know, maybe a .25 to .5 million shares of dilution additionally each quarter.

(Doug Reid):

Thanks. And actually if I could just squeeze in one quick on just the longer term outlook. I know it’s difficult, but you have said in the past I think that that you see the 128 gigs (solid-state) drive market in ‘08 as a $300 million opportunity. Is that still a number you think is reasonable?

Manouch Moshayedi:

Yes I think that is the case at least that’s the study that has been done by outside people like IDC. However, this year’s forecast for them was somewhere around $60 to $65 million and we’re talking about very high end of enterprise storage and up to this point, we haven’t seen any competitors in this market and we’re doing about $10 million of it.

So I can’t say exactly what the numbers are going to be, however, the curve of increase in sales of this product line is still intact and I think that we will see significant increases on a year to year basis of implementation of solid state drive into the enterprise storage market since it is such a great replacement for spindle drives.

(Doug Reid):	Thanks and again, congratulations.

Manouch Moshayedi:	All right, thank you.

Operator:	Your next question comes from Daniel Gelbtuch.

Daniel Gelbtuch:

Hello. I was wondering if—first of all, congratulations on an excellent quarter and solid guidance. I was wondering about your partnering plans with or plans to partner with a major flash/OEM for low end solid state disk drives. Has there been any developments on that front?

Manouch Moshayedi:

We are in the discussions as we mentioned, we are targeting and we are talking to Flash manufacturers who are today not partnered up with someone else. We’ve shown some of our technology to the three companies and the reception has been very good from them.

They all want to get a piece of that technology that we have in order to enable them to get into those markets. So we’re right now still getting into deeper discussions with those guys and we expect that our discussions will continue on throughout this year and hopefully we can get to a resolution fast.

The only problem that has happened in this market is because of the price increases and the allocation and shortage of Flash parts which has basically thrown a kink into the discussions. At this point, everyone can get the highest price in the market for the Flash parts. So it’s not very easy to convince them to come up with a long term agreement for a lower price.

Daniel Gelbtuch:

But just switching gears again, I know you just touched on it before. With regards to the mid and high range which is really where you’re targeting, the NAND pricing although a nice component is not the critical component in terms of adoption trends.

Is it more of a structural issue, or is it more of a software issue, or is it more of an architectural issue for your potential customers next year and they’re less concerned about NAND pricing as also performance issue?

Manouch Moshayedi:

Well at this point, they’re not concerned about NAND pricing because we are still talking about small quantities of these products if you look comparatively. But if we get to production type of levels where we are shipping out thousands of units on a monthly basis, then definitely NAND pricing becomes an issue.

At this point, based on the characteristic of NAND pricing over the past few years, everyone is still taking the higher price they’re saying that for now they’re going to qualify it in their systems and see what happens early next year with the price of Flash.

So even though NAND pricing right now is not an issue, it will become a central issue for everyone once they start shipping production level, in larger quantities.

Daniel Gelbtuch:	Now as far as the competitive landscape at the mid and high range, obviously you have the hard drive guys. But, you know, there was an announcement by SanDisk that they had won IBM blade servers.

You know, how do you, how does STEC stack up with the competition and how do you characterize the competition and who is it? I guess SanDisk is technically in the market. Who’s there? Who has the controller? Who’s using FPGAs, etc.?

Manouch Moshayedi:

Well at this point we announced our eight channel controller that’s going to come out at the end of this quarter. No one else has an eight channel controller at this point. This controller will produce the highest IOPS and throughput.

So in terms of those types of customers, the server level, either mid to low end servers, they can definitely use all (Mach 8) product line better than the product that they have access to today . And then when you get to the high end servers, we have the (Mach 8) IOPS product line that is just built for that purpose.

At this time, we’re not seeing anyone in terms of technology being able to come up with the same type of product line that we are offering today. However, based on a roadmap of some people’s announcements, somewhere around middle of next year looks like people will be coming in with their eight channel controllers and getting into those types of product lines.

So that is the reason why in terms of the low end to mid of servers we definitely want to partner up with a Flash manufacturer to be able to offer the best pricing possible for the customers.

On the higher end, it’s going to take still a bit longer for other people to get into those markets.

Daniel Gelbtuch:	All right thank you very much.

Manouch Moshayedi:	Thanks a lot Daniel and see you in about an hour or two.

Operator:	Your next question comes from (Bob Gujavarty).

(Bob Gujavarty):

Hi guys. Thanks for taking my question. I had a question, your inventories were down a little bit. I mean, I’d say we know about the NAND supply situation. Is the availability impacting your ability to ship product and would you be happy if the inventory is a little or are you pretty comfortable?

Manouch Moshayedi:	No we’re pretty comfortable based on the revenue that we’ve had this quarter. We’ve dropped our inventory somewhere around I think $14 million or so during the …

Dan Moses:	During the last six months.

Manouch Moshayedi:	During the last six months. So I think we’ve got the right trend going. Obviously price of DRAM that’s in our inventory is lower than before, that has also helped.

But we’re pretty happy with the Flash inventory that we have. We still are getting quite a good support from our vendors on Flash given with higher price. But we don’t tend to, you know, bet on Flash pricing up or down. We try to just buy enough Flash to support our customers and that’s what we’re doing.

So the inventory that we’ve got is quite satisfactory for the go forward purchase orders that we have or the forecast of some of our major customers for Flash. So we’re not the type of company that would go buy parts when the prices are down and not buy parts when the prices are up.

(Bob Gujavarty):

Okay fair enough. You mentioned that your Flash SSDs are 100% SLC right now. Now a lot of people really aren’t adding SLC capacity. I mean a lot of the industry’s transitioning to MLC. Do you forecast that—how do you see your transition?

Are you making your future controllers primarily MLC based or do you think SLC has a very long shelf life, and if so, how do you deal with the fact that not a lot of people are adding SLC capacity right now? So the pricing might get incrementally more difficult as the years progress.

Manouch Moshayedi:

Right so I think that for different applications would we have different types of controllers. For example, our controller works both with SLC or MLC or just MLC alone or SLC alone or a combination thereof. We have even more controllers coming up later on for MLC or SLC alone.

But at the end of the day, some of the customers that we have, the very high end storage markets and some of the VOD markets are in need of higher end write cycle that they use, they cannot use MLCs and they have to use SLCs.

So the discussion that we are having with some of our vendors today is that SLC market is growing. The enterprise server and storage market is growing. So try to calculate some increase in SLC production as you go forward.

And I think most people based on all the press releases that have been around SSDs as a whole, most of the Flash guys are starting to look at the enterprise storage and server markets as a viable market where they need to address and increase the production of SLC.

(Bob Gujavarty):

Okay. Fair enough. And just a final question if I could. Do you feel—if you look at the spot pricing obviously it’s gone up pretty substantially especially on SLC. Do you think it’s all organic or is there in your impression is there some cycle of movements in the market driving up that spot pricing?

Manouch Moshayedi:

Look, you know, semiconductor manufacturing is a complicated process and it’s very expensive to maintain. And when companies who actually make DRAM or Flash don’t make money in a quarter or two, they have to take advantage of the situation when they can make more money.

So I would say that not necessarily we are seeing a real price at this point. A lot of it would have to do with the fact that some of the companies in the Flash business didn’t make too much money in the last couple of quarters.

So it’s perfectly natural that they arrange their pricing to try to enhance profitability for this quarter. So, you know, some of it is organic because they’re not too many of SLC Flash floating around the market and some of it is just artificial but nevertheless, for us it’s all real.

So we have to pay the price and our customers would have to contend with the high price if they want to implement this type of technology in their systems.

(Bob Gujavarty):	Great. Thanks guys.

Manouch Moshayedi:	Thank you.

Operator:	Your next question comes from Sal Kamalodine.

Sal Kamalodine:

Hey guys. I’m trying to understand why you’re guiding for flat sequential revenues if presumably the September quarter is a seasonally stronger quarter and you said you’re expecting DRAM pricing to be steady. You should also have incremental SSD revenues and you’re going to get better ASPs in your Flash business. So why would your revenues be flattish sequentially?

Manouch Moshayedi:	That’s based on what we have forecasted up to this point and we’ll see what happens in the next month and a half.

Sal Kamalodine:	Okay. How much in SSD revenues did you book in the June quarter off of the Zeus IOPS product?

Manouch Moshayedi:	I think it was—we announced that, it was over 2 million bucks, right?

Dan Moses:	Yeah I don’t think we announced it but it was over $2 million.

Manouch Moshayedi:	Yeah.

Sal Kamalodine:	Got it. So you did $2 million this quarter, $2 million last quarter and you’re expecting a maximum of $6 million in the second half of the year.

Manouch Moshayedi:	Yeah basically we are expecting about 6 million bucks in the fourth quarter.

Sal Kamalodine:	Got it. Were there any noteworthy design wins that you have gotten during the quarter?

Manouch Moshayedi:	Yes.

Sal Kamalodine:	Can you discuss some of them?

Manouch Moshayedi:	No.

Sal Kamalodine:	Okay. And then I guess my final question is what are you excluding from your non-GAAP EPS projection for the next quarter as far as the startup costs are involved?

Dan Moses:	Yeah we actually didn’t disclose that. We didn’t give GAAP guidance just because it’s very difficult especially in Malaysia to try to see how that rolls out.

We have several large customer audits that are taking place, you know, over the next few weeks and based on how that goes, we could be starting to ramp up production in the interim facility in the short term. Or if it doesn’t go so well, or if the customer say they want to continue to test for awhile longer, then we won’t add headcount as quickly.

So, I mean I think it’s probably pretty safe to take the, you know, non-GAAP figure from Q2 and give it, you know, increase it a little bit. But it’s very difficult to come up with an exact number so we actually didn’t give that information out.

Sal Kamalodine:	Okay thanks.

Manouch Moshayedi:	Thank you Sal.

Operator:	Your next question comes from Richard Shannon.

Richard Shannon:	Hi guys. How are you?

Manouch Moshayedi:	Hello Richard.

Dan Moses:	Good.

Richard Shannon:

Dan, in your introductory comments, I just want to make sure I heard you because it wasn’t entirely clear to me at least. You mentioned your expectations for Flash SSD revenues in 2008. I wasn’t sure if you said 15 or 50.

Dan Moses:	I think that was Manouch actually in the Q&A.

Manouch Moshayedi:	Well ‘08 you mean?

Richard Shannon:	Yes ‘08.

Manouch Moshayedi:	Yeah so we think that the $10 million of basically sample and equal type of products that we are shipping out this year will result in about $50 million of revenue next year.

Richard Shannon:	Okay great. Second question on Flash in the second quarter. You mentioned gross margins. I’m wondering if you could disclose what the units were and maybe also for the DRAM as well.

Dan Moses:	Sure. Okay so unit volume for Flash was about 974,000 units and on the DRAM side, you’re looking at about 340,000 units.

Richard Shannon:

Okay great. Next question is looks like gross margins as we go through the second half of the year, obviously you’re talking about some nice ramp in the Flash SSD revenues going forward as much as $6 million in the fourth quarter.

Based on that as well any potential impact from a new controller we might see, how should we see overall gross margins or if you want to just discuss Flash gross margins (unintelligible) as we look at the second half of the year?

Manouch Moshayedi:

At this point I think we are not predicting any overall gross margin. But I mean, on the gross margin of Flash, right now we are at 46.1% I think Dan mentioned. I think we’re going to see a little bit of a higher gross margin as we move forward throughout the next couple of quarters because we are just thinking that our SSD sales will increase.

Richard Shannon:	Okay. Can you give us an idea of how much that could be and is there’s something, let’s say 50% of by the end of the year or is it going to go a bit higher than that or general idea there?

Manouch Moshayedi:	Well we hope to get to 50% and go a little higher than that. Our target is 50% for the Flash business combined between regular Flash and SSD Flash. So we’re hoping that we can get there.

Richard Shannon:	Okay. Great I will jump out of line. Thanks a lot guys.

Manouch Moshayedi:	Thanks Richard.

Dan Moses:	Thanks Richard.

Operator:	Your next question is a follow up question from Gary Mobley.

Gary Mobley:	Hi. Any greater than 10% customers in the quarter?

Dan Moses:	Yeah just one.

Gary Mobley:	Which one?

Dan Moses:	One that’s in the communication networking space.

Gary Mobley:	Got you. And what was the $24.5 million in Flash revenue in the quarter? What was the split between SSDs and compact Flash?

Dan Moses:

I don’t have the exact figures in front of me. The SSD was over $2 million. It was probably somewhere around $2 to $2.5 million for the SSD. Most of the balance and there’s other SSDs as well that are not the Zeus IOPS SSDs which was the, you know, $2, $2.5 million which is probably another couple of million and the balance is primarily compact Flash cards.

Gary Mobley:	Okay. And just a point of clarification you expect—well you did roughly $2 million in Q1 for Zeus IOPS.

Dan Moses:	No 2.

Gary Mobley:	About $2.5 million in Q2 and you expect, you know, $10 million on the full year, $6 million in the fourth quarter. So does that imply none for the third quarter?

Manouch Moshayedi:

We’re not saying we did none—we did only about few hundred thousand dollars, I think $300,000 in Q1 and we did about $2 million in Q2. We think that Q3 will be somewhere around 2 to 3 million bucks and the rest of the $10 million should be falling into the fourth quarter.

Gary Mobley:	Very good. All right. Thank you guys.

Manouch Moshayedi:	Okay.

Operator:	Your next question comes from (Edwin Mok).

(Edwin Mok):

Hi thanks for taking my question. Regarding that large communication equipment manufacturer that you guys sell to, they announced that they completed a lean initiative. Do you guys see improved orders from them starting in the month of July?

Manouch Moshayedi:	I think we are just—we just came out of the lean initiative. The effects I think were felt with us until the end of last month and I think now we’re just seeing normalized type of ordering from them.

(Edwin Mok):	I see. So you’re seeing a slower ramp from them (unintelligible).

Manouch Moshayedi:	Excuse me?

(Edwin Mok):	You’re seeing a smaller kind of a incremental improvement. Not a big pop from getting out of that program.

Manouch Moshayedi:

Yeah at the same time, we saw a very small effect from it, it wasn’t that big of effect as far as we were concerned when they went into the lien initiative simply because most of our parts are of “just in time” type products anyways. So, the ramp also was as small as the decrease was.

(Edwin Mok):	Great. Also last quarter you guys mentioned that one of your other (unintelligible) DRAM OEM was still working on inventory. Have you seen the end of that?

Manouch Moshayedi:

No actually, we’re still seeing some more inventory on those particular products. We were shipping to them only a couple of different SKUs on those particular products we are still not seeing a ramp. We we’re working with them to qualify other parts into other systems at that particular customer.

(Edwin Mok):	So will you expect a better second half from this customer?

Manouch Moshayedi:	Never know. You know, it’s not the type of customer that one can forecast a set revenue on a quarterly basis.

(Edwin Mok):	Great. Thanks for clarifying that.

Manouch Moshayedi:	Thanks very much.

Operator:	Your next question is a follow up question from (Bob Gujavarty).

(Bob Gujavarty):	Hey guys. Just a real quick question on the DRAM business. Have you noticed—you mentioned you have a specific skew, a specific exposure to that one customer. Have you noticed anything in kind of the server market? Has it transitioned to different memory types? Is it just different densities?

Is there something in the server market that kind of changed or is it just you had the wrong part at the wrong time and it just needs to get worked through (unintelligible)?

Manouch Moshayedi:	I wouldn’t say that we had the wrong part at the wrong time. Every single product that we sell, we try to sell it based on a technology and not based on the pricing.

As a result, we only go into those customers who are in need of a customized product that use our technology. Therefore, most of the servers that are out there, they use a JEDEC standard part and as a result, they’re very much commoditized and everyone who is a semiconductor manufacturer on the DRAM side is participating in those programs.

So it’s pretty tough for us to compete price wise with someone who actually makes the DRAM itself. So the part that we were selling for a few years was a customized part and we were getting very small amount of competition on that part.

But, on a go forward basis right now where it is, we’re selling DDR2 for example, prices are very commoditized and they’re at a level where we won’t be able to buy the DRAM, build the module and sell it at a profitable amount.

So therefore we try to stand back from those types of programs and we’re always searching for new programs with customers where it uses some technology along with the DRAM module or the Flash that they want.

(Bob Gujavarty):	Fair enough. So do you see the market kind of shifting more to JEDEC standard parts or it’s just a case of you don’t want to pay it in that commodity market?

Manouch Moshayedi:

Well it is simply this because of the size of the DDR2 chip versus a DDR1 TSOP chip these are BGA chips and you can fit two gigabytes of these chips on a regular module and you don’t need to stack these modules.

(Bob Gujavarty):	Got it. Thanks. Thanks guys.

Manouch Moshayedi:	Yeah okay.

Operator:	Your next question is a follow up question from Sal Kamalodine.

Sal Kamalodine:

I was wondering if you were expecting to get any royalties on the AMD based modules that you guys had announcement last year. I was wondering if you were expecting any meaningful royalties from that this year or next year.

Manouch Moshayedi:

At this point we are just working with potential customers and licensees of this product to see whether or not there is interest and on a go forward usage of that technology in the system. So I don’t predict any income off of that right now for this year.

Sal Kamalodine:	Got it. That was it. Thanks.

Manouch Moshayedi:	Okay thanks.

Operator:	Your next question comes from (Alex Berman).

(Alex Berman):

Hey how are you doing? Just again I think people have been trying to clarify this but just to be sort of 100% sure, can you sort of distinguish between the SSD revenues you were talking about and also for the guidance for the year versus just Zeus IOPS as a subset of that?

Manouch Moshayedi:	Right so the total SSD business that we will do this year will be somewhere around $25 million total. Out of that $25 million, $10 million will be Zeus IOPS.

(Alex Berman):	Okay and can you kind of review what it was for each of the, you know, the first couple quarters or whatever as well?

Manouch Moshayedi:	I don’t have that number for the second quarter but first quarter I think we did $4 million of just regular Zeus products.

(Alex Berman):	Okay thanks.

Operator:	There are no further questions at this time.

Manouch Moshayedi:	Thank you very much for your participation and see you soon.

Operator:	This concludes today’s conference call. You may now disconnect.

END